As filed with the Securities and Exchange Commission on July 31, 2018
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WEINGARTEN REALTY INVESTORS
(Exact name of registrant as specified in its charter)

Texas	74-1464203
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan (as amended)
(Full title of the plan)
Andrew M. Alexander
President and Chief Executive Officer
Weingarten Realty Investors
2600 Citadel Plaza Drive, Suite 125
Houston, Texas 77008
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Toni Weinstein
Dentons US LLP
2000 McKinney Avenue, Suite 1900
Dallas, Texas 75201
(214) 647-2488
Facsimile: (214) 259-0910

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares	1,000,000	$30.59 (2)	$30,590,000	$3,809
____________________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional common shares which become issuable under the above-named plan by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding common shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act, based on $30.59 per share, the average of the high and low prices of the Registrant's common shares on the New York Stock Exchange on July 26, 2018.

EXPLANATORY STATEMENT
Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement in order to register an additional 1,000,000 common shares of beneficial interest of Weingarten Realty Investors (the "Company") issuable under the First Amendment to the Amended and Restated 2010 Long-Term Incentive Plan of Weingarten Realty Investors. These additional securities are of the same class and relate to the same plan as those shares registered on the Company's registration statement on Form S-8 previously filed with the Securities and Exchange Commission on May 6, 2010 (File No. 333-166594), which is hereby incorporated by reference herein pursuant to General Instruction E of Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Company hereby incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the "SEC").

(a)	Annual Report on Form 10-K for the year ended December 31, 2017.

(b)	Current Report on Form 10-Q for the quarter ended March 31, 2018.

(c)	Current Report on Form 8-K filed on April 25, 2018.

(d)	The description of the Company's common shares of beneficial interest contained in the registration statement on Form 8-A filed March 17, 1988.
The Company will not, however, incorporate by reference any document or portions thereof that are not deemed filed with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of its Current Report on Form 8-K unless, and to the extent, specified in such reports.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.    Description of Securities.
Not Applicable.
Item 5.    Interests of Named Experts and Counsel.
Not Applicable.
Item 6.    Indemnification of Officers and Directors.
Chapter 8 of the Texas Business Organizations Code empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a governing person, former governing person, officer, employee, agent, or delegate of the real estate investment trust against a judgment and expenses, other than a judgment, that are reasonable and actually incurred by the person in connection with a proceeding if the person acted in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

The Texas Business Organizations Code further provides that, except to the extent otherwise permitted therein, a trust manager may not be indemnified in respect of a proceeding in which the person is found liable for willful or intentional misconduct in the performance of the person's duty to the enterprise, breach of the person's duty of loyalty owed to the enterprise, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the enterprise. Indemnification is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.
Section 200.314 of the Texas Real Estate Investment Trust Law provides that no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.
Article Sixteen of the Company's amended and restated declaration of trust provides that it shall indemnify officers and trust managers, as set forth below:
    (a)    We shall indemnify, to the extent provided in the Company's bylaws, every person who is or was serving as the Company's or the Company's corporate predecessor's director, trust manager or officer and any person who is or was serving at the Company's request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person in connection with any proceeding in which he was, is, or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being made a defendant or respondent, by reason, in whole or in part, of his holding or having held a position named above in this paragraph.
    (b)    If the indemnification provided in paragraph (a) is either (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, we shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every person who is or was serving as the Company's or the Company's corporate predecessor's director, trust manager or officer and any person who is or was serving at the Company's request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being made a defendant or respondent, by reason, in whole or in part, of his holding or having held a position named above in this paragraph.
The Company's bylaws provide that we may indemnify any trust manager or officer who was, is or is threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was serving as the Company's trust manager, officer, employee or agent, or is or was serving at the Company's request in the same or another capacity in another corporation or business association, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined that the person: (1) conducted himself in good faith; (2) reasonably believed that, in the case of conduct in his official capacity, his conduct was in the Company's best interests, and that, in all other cases, his conduct was at least not opposed to the Company's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided that, if the person is found liable to us, or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable to us for willful or intentional misconduct in the performance of his duty.
Item 7.    Exemption from Registration Claimed.
Not Applicable.

Item 8.    Exhibits.
The following are filed as exhibits to this registration statement:

Exhibit No.	Description
3.1	Restated Declaration of Trust (filed as Exhibit 3.1 to the Company's Registration Statement on Form 8-A filed on January 19, 1999 (File No. 001-09876) and incorporated herein by reference).
3.2
Amendment to the Restated Declaration of Trust (filed as Exhibit 3.2 to the Company's Registration Statement on Form 8-A filed on January 19, 1999 (File No. 001-09876) and incorporated herein by reference).

3.3
Second Amendment to the Restated Declaration of Trust (filed as Exhibit 3.3 to the Company's Registration Statement on Form 8-A filed on January 19, 1999 (File No. 001-09876) and incorporated herein by reference).

3.4
Third Amendment to the Restated Declaration of Trust (filed as Exhibit 3.4 to the Company's Registration Statement on Form 8-A filed on January 19, 1999 (File No. 001-09876) and incorporated herein by reference).

3.5
Fourth Amendment of the Restated Declaration of Trust dated April 28, 1999 (filed as Exhibit 3.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 001-09876) and incorporated herein by reference).

3.6
Fifth Amendment of the Restated Declaration of Trust dated April 20, 2001 (filed as Exhibit 3.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 001-09876) and incorporated herein by reference).

3.7
Sixth Amendment of the Restated Declaration of Trust dated May 6, 2010 (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on May 6, 2010 (File No. 001-09876) and incorporated herein by reference).

3.8	Second Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on February 26, 2010 (File No. 001-09876) and incorporated herein by reference).
4.1	Form of common share certificate (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (No. 333-104559) and incorporated herein by reference).
4.2
Amended and Restated 2010 Long-Term Incentive Plan of Weingarten Realty Investors (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on April 27, 2010 (File No. 001-09876) and incorporated herein by reference).

4.3
First Amendment to Amended and Restated 2010 Long-Term Incentive Plan of Weingarten Realty Investors (filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on April 25, 2018 (File No. 001-09876) and incorporated herein by reference).

5.1 *	Opinion of Dentons US LLP.
23.1 *	Consent of Deloitte & Touche LLP.
23.2	Consent of Dentons US LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page).
_____________________
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on July 31, 2018.

WEINGARTEN REALTY INVESTORS

By:	/s/ Andrew M. Alexander
Andrew M. Alexander
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew M. Alexander, Stanford Alexander, Stephen C. Richter and Joe D. Shafer, and each of them, with the full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments) and any amendments thereto and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew M. Alexander	Chief Executive Officer, President and	July 31, 2018
Andrew M. Alexander	Trust Manager

Chairman and Trust Manager
Stanford Alexander

/s/ Shelaghmichael Brown	Trust Manager	July 31, 2018
Shelaghmichael Brown

/s/ James W. Crownover	Trust Manager	July 31, 2018
James W. Crownover

/s/ Stephen A. Lasher	Trust Manager	July 31, 2018
Stephen A. Lasher

/s/ Stephen C. Richter	Executive Vice President and Chief	July 31, 2018
Stephen C. Richter	Financial Officer

/s/ Thomas L. Ryan	Trust Manager	July 31, 2018
Thomas L. Ryan

/s/ Douglas W. Schnitzer	Trust Manager	July 31, 2018
Douglas W. Schnitzer

/s/ C. Park Shaper	Trust Manager	July 31, 2018
C. Park Shaper

/s/ Marc J. Shapiro	Trust Manager	July 31, 2018
Marc J. Shapiro

/s/ Joe D. Shafer	Senior Vice President and Chief	July 31, 2018
Joe D. Shafer	Accounting Officer